                                   FORM 15/A

      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 15/A
   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission File Number: 0-26834

                             PETE'S BREWING COMPANY
             (Exact name of registrant as specified in its charter)

          514 HIGH STREET, PALO ALTO, CALIFORNIA 94301, (650) 328-7383 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           COMMON STOCK, NO PAR VALUE
                        PREFERRED SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)
                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
      Rule 12g-4(a)(1)(i) [X]                  Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(2)(i)  [ ]
      Rule 12g-4(a)(2)(i) [ ]                  Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]                            Rule 15d-6 [ ]
      Rule 12h-3(b)(1)(i) [X]
     Approximate number of holders of record as of the certification or notice date: ONE (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Pete's Brewing Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   August 11, 1998              By: /s/ Stephen Cooke
                                      -------------------------------
                                      Stephen Cooke, Vice President,
                                      Finance & Administration